UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 12, 2005

Date of Report (Date of earliest event reported)
STARBUCKS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	0-20322	91-1325671

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2401 Utah Avenue South
Seattle, Washington 98134

(Address of principal executive offices including zip code)
(206) 447-1575

(Registrant’s telephone number, including area code)
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EXHIBIT 10.1
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.
Credit Agreement
     On August 12, 2005, Starbucks Corporation (the “Company”) entered into a Credit Agreement, with the lenders parties thereto (the “Lenders”), Bank of America, N.A., in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer, Wachovia Bank, N.A. and Citibank, N.A., each in its capacity as Co-Documentation Agent, Banc of America Securities LLC and Wells Fargo Bank, N.A., each in its capacity as Joint Lead Arranger and Joint Book Manager and Wells Fargo Bank, N.A., in its capacity as Syndication Agent (the “Credit Agreement”). The Credit Agreement provides for a $500 million unsecured, revolving credit facility, which is scheduled to mature on August 12, 2010 (of which $100,000,000 may be used for the issuances of letters of credit). Provided there is no default (as defined in the Credit Agreement), the Company may, from time to time, request an increase in the aggregate commitments by an amount not exceeding $500,000,000 for a total aggregate facility commitment not to exceed $1,000,000,000. The Company intends to use the credit facility for general corporate purposes including working capital, capital expenditures, acquisitions and share repurchases.
     The Credit Agreement also contains sublimits for swingline loans and permits the issuance of letters of credit. Pursuant to the Credit Agreement, the Company has agreed to pay certain fees including, but not limited to, letter of credit fees, fronting fees, loan fees and facility fees. The Company may borrow, prepay and reborrow amounts at any time during the term of the Credit Agreement.
     Interest on indebtedness outstanding under the Credit Agreement will be payable at a rate per annum, selected by the Company, equal to (i) the Eurocurrency Rate plus a margin equal to between 0.150% and 0.275%, depending on the Company’s consolidated fixed charge coverage ratio and senior unsecured long-term debt rating (to the extent the Company has been issued such a rating) plus, in the event any such loan based on the Eurocurrency Rate is lent by a Lender from a lending office in the United Kingdom or certain other European union countries, certain other amounts based on the requirements of the Bank of England or the European Central Bank or (ii) the Base Rate (such loans, “Base Rate Loans”). In addition, the Company may request the Lenders to make competitive bid loans, pursuant to which the Lenders may choose to submit offers to make such loans at certain rates offered by such Lender. Swing Line Loans shall accrue interest at the same rate applicable to Base Rate Loans.
     During an event of default under the Credit Agreement, interest on the outstanding amount of the indebtedness under the Credit Agreement shall bear interest at a rate per annum equal to 2% in excess of the interest then borne by such borrowings. The Company shall have the option of selecting the type of borrowing and the length of interest period applicable thereto.
     As used herein, “Eurocurrency Rate” shall mean the British Banker’s Association LIBOR Rate adjusted for statutory reserves at all times, and “Base Rate” shall mean the higher of (a) the Federal Funds Rate plus ½% and (b) the rate of interest at which Bank of America, N.A. announces from time to time as its “prime rate.”

     The Credit Agreement contains a minimum consolidated interest coverage ratio covenant. The Credit Agreement also contains customary affirmative and negative covenants, including, among other things, covenants regarding the delivery of financial statements, certificates and notice requirements, payment obligations (including taxes), preservation of existence, maintenance of properties and insurance policies, compliance with laws, keeping of records and use of proceeds, and limitations on incurring indebtedness (applicable to the Company’s subsidiaries only), granting liens, effecting certain fundamental changes and entering into burdensome agreements or affiliate transactions.
     The Credit Agreement contains certain events of default including, among other things, non-payment of principal, interest or fees, violation of covenants, cross default to certain other indebtedness, invalidity of any loan document, material judgments, bankruptcy and insolvency events and change of control, subject in certain instances, to cure periods.
     A copy of the Credit Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference as though it were fully set forth herein. The description above is a summary of the Credit Agreement and is qualified in its entirety by the complete text of the Credit Agreement itself.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Please see the discussion set forth in Item 1.01, “Entry into a Material Definitive Agreement,” of this Form 8-K under the caption “Credit Agreement”, which discussion is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit 10.1	Credit Agreement dated August 12, 2005 among Starbucks Corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wachovia Bank N.A. and Citibank, N.A., as Co-Documentation Agents, Banc of America Securities LLC and Wells Fargo Bank, N.A., as Joint Lead Arrangers and Joint Book Managers, Wells Fargo Bank, N.A., as Syndication Agent, and the other Lenders party thereto.

Exhibit 99.1	Press release of Starbucks Corporation dated August 15, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

By:	/s/ Michael Casey

Michael Casey
executive vice president, chief financial officer and chief administrative officer
Dated: August 15, 2005

Exhibit Index

Exhibit No.	Description
Exhibit 10.1	Credit Agreement dated August 12, 2005 among Starbucks Corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wachovia Bank N.A. and Citibank, N.A., as Co-Documentation Agents, Banc of America Securities LLC and Wells Fargo Bank, N.A., as Joint Lead Arrangers and Joint Book Managers, Wells Fargo Bank, N.A., as Syndication Agent, and the other Lenders party thereto.

Exhibit 99.1	Press release of Starbucks Corporation dated August 15, 2005.

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